CONTACT:
Frank L. Jennings, President                                                                  Telephone: (303) 527-2903
Global Casinos, Inc.                                                                                        Fax: (303) 527-2916
5455 Spine Road, Suite C
Boulder, Colorado 80301

GLOBAL CASINOS, INC. ANNOUNCES FISCAL 2004 YEAR END RESULTS

Boulder, CO, October 15, 2004 - Global Casinos, Inc. (PINK SHEETS: GBCS) today announced its results for the fiscal year ended June 30, 2004.

Revenues for the year ended June 30, 2004 were $3,144,877 compared to $2,770,073 for fiscal 2003, an increase of $374,804 or 14%. The increase was attributed to a slot machine upgrade program that replaced older machines and a reconfiguration of the gaming area that increased the number of slot machines from 176 to 185. Revenues also increased because we initiated new marketing programs designed for our local clientele.

For fiscal 2004, the Company reported Income from Operations of $453,473 compared to $220,248 for 2003, an increase of $233,225 or 106%. Operating income was positively affected by the increase in revenues.

For the year ended June 30, 2004, the Company reported net income of $252,175 or $0.10 per share compared to net income of $490,383 or $0.20 per share for the year ended June 30, 2003. The results for 2003 included a gain on debt restructuring of $493,941. Absent the gain, results for 2003 would have been a net loss of $3,558.

GLOBAL CASINOS, INC.
CONDENSED STATEMENTS OF OPERATIONS
For the years ended June 30, 2004 and 2003
	2004	2003
Revenues	$ 3,144,877	$2,770,073
Expenses	(2,691,404)	(2,549,825)
Income from Operations	453,473	220,248
Interest Expense	(201,298)	(223,806)
Gain on Debt Restructuring	-0-	493,941
Net Income	$ 252,175	$ 490,483
Earnings per Common
Share - Basic and Diluted	$ 0.10	$ 0.20
Shares Outstanding
Basic	2,431,360	2,431,360
Diluted	2,470,461	2,470,461

GLOBAL CASINOS, INC.
CONDENSED BALANCE SHEET
as of June 30, 2004

Cash	$ 689,461
Other Current Assets	72,798
Property Plant & Equipment	3,778,987
Total Assets	$4,541,246
Accounts Payable	$ 300,466
Accrued Expenses	679,866
Obligations in Default	818,973
Current Debt	207,000
Other Current Liabilities	120,000
Long-term Liabilities	2,510,981
Stockholders' (deficit)	(96,040)
Total Liabilities and Stockholders' Deficit	$4,541,246

Forward Looking Statements

To the extent that any of the statements contained in this release are forward-looking, such statements are based on current expectations that involve a number of uncertainties and risks. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The Company's plans and objectives are based, in part, on assumptions involving the growth and expansion of business. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although the Company believes that its assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the forward-looking statements will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved. For further information, please see the Company's filings with the Securities and Exchange Commission, including its Forms 10-KSB, 10-QSB and 8-K.